EXHIBIT 99.1

Alesco Financial Inc. Announces

Second Quarter 2008 Financial Results

Philadelphia, Pennsylvania – August 5, 2008 – Alesco Financial Inc. (NYSE: AFN) (“AFN”), a specialty finance real estate investment trust, today announced financial results for the three-months and six-months ended June 30, 2008.

AFN reported GAAP net loss for the three-months ended June 30, 2008 of ($81.2) million, or ($1.36) per diluted common share, as compared to a net loss of ($47.2) million, or ($0.86) per diluted common share, for the three-months ended June 30, 2007. AFN’s net loss for the three-month period ended June 30, 2008 included charges to earnings of ($44.7) million relating to changes in the fair value of financial instruments and ($40.6) million due to the reclassification into the income statement of MBS related cash-flow hedging losses that were previously included in accumulated other comprehensive loss.

AFN reported GAAP net income for the six-months ended June 30, 2008 of $3.7 million, or $0.06 per diluted common share, as compared to a net loss of ($35.4) million, or ($0.65) per diluted common share, for the six-months ended June 30, 2007. AFN’s net income for the six-month period ended June 30, 2008 included a gain of $28.0 million relating to changes in the fair value of financial instruments and the charge of ($40.6) million due to the MBS portfolio hedging matter described previously.

Book Value and Investment Portfolio Summary

The following table summarizes our allocation of capital and book value as of June 30, 2008 (amounts in thousands, except share and per share data):

	Capital Allocation as of June 30,2008 (A)	% of Capital	GAAP Book Value as of June 30, 2008	Net Investment Income for the Three-Month Period Ended June 30, 2008 (B)
TruPS investments	$239,249	35%	$106,040	$24,078
Leveraged loan investments	88,171	13%	79,069	4,711
Kleros Real Estate MBS investments	90,000	13%	—	7,713
Residential mortgages	86,401	13%	68,037	(5,114)
Other investments	54,026	8%	17,616	567
Total uninvested cash (C)	120,733	18%	120,733	—

Total investible capital	678,580	100%	391,495	31,955
Recourse indebtedness	(188,125)		(188,125)	(3,914)

Total	$490,455		$203,370	$28,041

Common stock outstanding as of June 30, 2008			59,592,131

Book Value per share			$3.41

(A)	Represents net cash invested through June 30, 2008.
(B)	Net investment income includes amounts earned by the minority interest holders in certain consolidated VIEs. Net investment income for the leveraged loans asset class and the residential mortgage loans asset class is presented net of $2.3 million and $5.6 million, respectively, for provisions for loan losses recorded during the three-months ended June 30, 2008. Net investment income does not include interest income of $0.6 million on uninvested cash, or $0.4 million of interest earnings on the restricted cash at our consolidated CDO entities. Additionally, net investment income excludes $11.6 million of net periodic interest payments that relate to interest rate swap contracts that are no longer accounted for as cash flow hedges upon the adoption of FAS 159 The Fair Value Option for Financial Assets and Financial Liabilities. The $11.6 million relates to the following asset classes: $6.9 million decrease to TruPS investments, $5.5 million decrease to Kleros Real Estate MBS investments, and a $0.8 million increase to Residential Mortgages.
(C)	Reduced for dividend payable of $15.2 million at June 30, 2008.

Investments in Debt Securities

The following table summarizes our investments in debt securities as of June 30, 2008 (dollars in thousands):

Investment Description	Amortized Cost	Cumulative Change in Fair Value	Estimated Fair Value	Weighted- Average Coupon	Weighted- Average Years to Maturity
Investments in TruPS and subordinated debentures	$5,535,368	$(2,290,109)	$3,245,259	5.5%	27.8
MBS	2,063,532	(1,138,309)	925,223	3.7%	6.4
Other investments	1,654	—	1,654	—	7.1

Total	$7,600,554	$(3,428,418)	$4,172,136	5.0%	22.0

The estimated fair values of our investments are based primarily on quoted market prices from independent pricing sources, or when quoted market prices are not available because certain securities do not actively trade in the public markets, from internal pricing models. These internal pricing models include discounted cash flow analyses developed by management using current interest rates, specific issuer information and other market data for securities without an active market. Management’s estimates of fair value require significant management judgment and are subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

As of June 30, 2008, the aggregate principal amount of investments in the eleven TruPS investments that are defaulted or are currently deferring interest payments is $282.3 million, representing approximately 5.5% of our combined TruPS portfolio. As of June 30, 2008, the $145 million of defaulted securities, which includes securities issued by IndyMac Bancorp, have been completely written off in our consolidated financial statements. For the three-months ended June 30, 2008, investment interest income is net of a $4.4 million reserve for interest income related to $245.5 million of the currently deferring or defaulted securities.

The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in seven of the eight CDOs in which we hold equity interests. One of the CDO over-collateralization failures has since been cured, bringing the total number of TruPS CDOs in over-collateralization failure status to six as of the date of this release. The trigger of an over-collateralization test in a TruPS CDO means that we, as a holder of equity securities, will no longer receive current distributions of cash in respect of our equity interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests. We currently project that three of the six affected CDOs may cure the over-collateralization failures and recommence making equity distributions within 3 to 6 quarters and the other three may do so within 20 to 35 quarters. These cash flow projections assume zero recovery of principal or interest on any of the currently deferring or defaulted securities and no additional deferrals. There can be no assurance that we will not experience additional deferrals or defaults that will result in further over-collateralization test failures or extend the expected cure periods of the deals currently failing over-collateralization tests.

As previously disclosed, the Kleros Real Estate CDOs have all failed over-collateralization tests as a result of significant ratings agency downgrade activity and are no longer making cash distributions to us. The net cash flows of the Kleros Real Estate CDOs are currently being used to pay down the controlling class debtholders in each of the Kleros Real Estate CDOs. Despite the fact that each Kleros Real Estate CDO has failed over-collateralization tests, the net interest earnings of these CDOs continues to be reflected in our net investment income and taxable income. In addition, we received written notice from the trustees of Kleros Real Estate I, II, and III that each CDO has experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation would be used to repay the controlling class debtholder.

On May 1, 2008, we received written notice from the trustee of Kleros Real Estate III that the controlling class debtholder has submitted a notice of liquidation. The liquidation of Kleros Real Estate III occurred in June 2008 through a series of auctions of the underlying collateral and the final distribution of the liquidation proceeds was delivered to the controlling class debtholder in the same period. Upon the commencement of the liquidation process we determined that we were no longer the primary beneficiary of Kleros Real Estate III, and in accordance with FIN 46(R) deconsolidated the Kleros Real Estate III entity from our consolidated financial statements in June 2008.

As of the current date, the controlling class debtholders of Kleros Real Estate I and II have not exercised their rights to liquidate either CDO. Since we are not receiving any cash flow from our investments in any of the Kleros Real Estate CDOs, the events of default and liquidation described above do not have any further impact on our cash flows. However, the assets of the Kleros Real Estate I and II CDOs and the income they generate for tax purposes are a component of our REIT qualifying assets and income. If more than one of the three remaining Kleros Real Estate CDOs is liquidated, we may have to deploy additional capital into REIT qualifying assets in order to continue to qualify as a REIT. If we are not able to invest in sufficient other REIT qualifying assets, our ability to qualify as a REIT could be materially adversely affected.

Credit Default Swaps (CDS)

During the second quarter of 2007, we began to purchase CDS contracts referenced to certain MBS and CDOs that trade in the public markets. In June 2008, we sold the subsidiary that owned the remaining $87.5 million notional of CDS positions for $70.4 million in proceeds (inclusive of the $69.3 million of counterparty margin held as of March 31, 2008). During the three-month period ended June 30, 2008, we recorded a net loss upon disposition of the consolidated subsidiary of $5.6 million, which was offset by approximately $6.2 million of unrealized gains on CDS recorded during the same period. We record both realized and unrealized changes in fair value on the CDS contracts within net change in fair value of derivative contracts in the consolidated statements of income (loss). Following the June 2008 sale, we no longer hold any investments in CDS.

Investments in Loans

Our investments in loans are accounted for at amortized cost. The following table summarizes our investments in loans as of June 30, 2008 (dollars in thousands):

	Unpaid Principal Balance	Unamortized Premium/ (Discount)	Amortized Cost	Number of Loans	Weighted- Average Interest Rate	Weighted- Average Contractual Maturity Date
5/1 Adjustable rate residential mortgages	$648,471	$5,885	$654,356	1,570	6.3%	July 2036
7/1 Adjustable rate residential mortgages	229,332	3,199	232,531	525	6.6%	Dec 2036
10/1 Adjustable rate residential mortgages	74,018	1,237	75,255	195	6.8%	Sept 2036
Commercial loan	7,464	—	7,464	1	21.0%	—
Leveraged loans	857,522	(4,487)	853,035	410	6.7%	Apr 2013

Total	$1,816,807	$5,834	$1,822,641	2,701	6.5%	(1)

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.

Indebtedness

The following table summarizes our total indebtedness (including recourse and non-recourse indebtedness) as of June 30, 2008 (dollars in thousands):

Description	Amortized Cost	Cumulative Change in Fair Value	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted- Average Contractual Maturity
Non-recourse indebtedness:
Trust preferred obligations(1)	$382,600	$(160,257)	$222,343	4.3% to 8.7%	5.7%	Oct 2036
Securitized mortgage debt	888,920	—	888,920	5.0% to 6.0%	5.7%	Mar 2017
CDO notes payable (2)	8,471,370	(4,080,294)	4,391,076	2.6% to 7.9%	3.2%	Apr 2039
Warehouse credit facilities	130,687	—	130,687	3.9%	3.9%	May 2009

Total non-recourse indebtedness	$9,873,577	$(4,240,551)	$5,633,026

Recourse indebtedness:
Junior subordinated debentures	$49,614	$—	$49,614	7.0% to 9.5%	8.4%	Sept 2038
Contingent convertible debt	140,000	—	140,000	7.6%	7.6%	May 2027

Total recourse indebtedness	$189,614	$—	$189,614

Total indebtedness	$10,063,191	$(4,240,551)	$5,822,640

(1)	Carried at fair value.
(2)	Excludes CDO notes payable purchased by AFN which are eliminated in consolidation. Carrying amount includes $3,710,746 of liabilities at fair value.

Recourse indebtedness refers to indebtedness that is recourse to our general assets. As indicated in the table above, our consolidated financial statements include recourse indebtedness of $189.6 million as of June 30, 2008. Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs, CLOs and other securitization vehicles) which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to our general credit. Our maximum exposure to economic loss as a result of our involvement with each VIE is the $461.8 million of capital that we invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects us to potential margin calls for additional pledges of cash or other assets.

Liquidity

As of June 30, 2008, our consolidated financial statements include $136.0 million of available, unrestricted cash and cash equivalents. This amount includes $15.2 million of cash dividends that were paid to our shareholders on July 10, 2008. Management has evaluated our current and forecasted liquidity and continues to monitor evolving market conditions. Future investment alternatives and operating activities will continue to be evaluated against anticipated current and longer term liquidity demands. As previously disclosed, the realized tax losses that we have experienced during 2008, including those resulting from the failure of IndyMac Bancorp and losses on MBS in our KRE portfolio, are expected to significantly offset or eliminate our expected taxable income for the year ending December 31, 2008. Decisions regarding future dividends will continue to consider projections regarding our taxable income and are subject to the review and approval of our board of directors.

As of June 30, 2008, our consolidated financial statements include $87.0 million of restricted cash. The $87.0 million is primarily restricted for the following purposes: $42.0 million at consolidated CDO entities to be used to acquire additional assets and $45.0 million of undistributed cash flows from operations at consolidated CDO entities.

Adjusted Earnings and Adjusted Book Value

We have not reported Adjusted Earnings this quarter because it would include significant positive non-cash net interest income from the 6 CDOs that have failed over-collateralization tests and would not include realized tax losses on defaulted securities; therefore, it is not a meaningful measure of performance for the quarter. In addition, since the adoption of SFAS 159, book value determined in accordance with GAAP reflects changes in the fair value of the assets and liabilities associated with our TruPS and MBS related instruments; therefore, we no longer believe that adjusted book value is a useful alternative measure for investors to consider.

Dividend Summary

On June 10, 2008, we announced a cash dividend for the quarter ended June 30, 2008 of $0.25 per common share. The dividend was paid on July 10, 2008 to shareholders of record as of the close of business on June 20, 2008.

Conference Call

As previously announced, a conference call to discuss these financial results with investors and analysts will be held on August 6, 2008 at 10:00 AM ET. Interested parties can listen to the live webcast of our earnings conference call by clicking on the webcast link on our homepage at www.alescofinancial.com. The conference call may also be accessed by dialing 866-831-6272 or, for those calling from overseas, 617-213-8859 a few minutes in advance of the scheduled time. A replay of the conference call will be available for two weeks at 888-286-8010, passcode 55802183.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania and trades on the New York Stock Exchange under the symbol “AFN”. Alesco Financial Inc. is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen Brothers, LLC (which does business as Cohen & Company), an alternative investment management firm, which, since 2001, has provided financing to small and mid-sized companies in financial services, real estate and other sectors. For more information, please visit www.alescofinancial.com.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Alesco Financial Inc. cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Alesco Financial Inc. to successfully execute its business plans or gain access to additional financing, continued disruption in the U.S. credit markets generally and the mortgage loan and CDO markets particularly, the limited availability of additional investment portfolios for future acquisition, performance of existing investments, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in our filings with the SEC, which are available at the SEC’s web site www.sec.gov and Alesco Financial Inc.’s web site, www.alescofinancial.com. Alesco Financial Inc. disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Alesco Financial Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share information)

	For the Three-Month Period Ended June 30, 2008	For the Three-Month Period Ended June 30, 2007	For the Six-Month Period Ended June 30, 2008	For the Six-Month Period Ended June 30, 2007
Net investment income:
Investment interest income	$137,520	$173,333	$311,415	$334,651
Investment interest expense	(101,588)	(151,133)	(241,372)	(293,437)
Provision for loan losses	(7,891)	(3,285)	(15,455)	(5,459)

Net investment income	28,041	18,915	54,588	35,755

Expenses:
Related party management compensation	4,197	4,344	8,942	7,727
General and administrative	3,545	2,982	7,160	5,396

Total expenses	7,742	7,326	16,102	13,123

Income before interest and other income, minority interest and taxes	20,299	11,589	38,486	22,632

Interest and other income	1,131	5,646	2,625	11,654
Net change in fair value of investments in debt securities and non-recourse indebtedness	(132,651)	—	70,208	—
Net change in fair value of derivative contracts	37,055	17,239	(45,808)	19,592
Credit default swap premiums	(1,536)	(185)	(2,872)	(185)
Impairments on investments and intangible assets	(4,286)	(74,443)	(12,844)	(74,428)
Loss on disposition of consolidated entities	(5,558)	—	(5,558)	—
Net realized loss on sale of assets	(1,742)	(723)	(3,191)	(4,397)

Income(loss) before minority interest and benefit (provision) for income taxes	(87,288)	(40,877)	41,046	(25,132)
Minority interest	3,109	(6,127)	(40,765)	(9,697)

Income (loss) before benefit (provision) for income taxes	(84,179)	(47,004)	281	(34,829)
Benefit (provision) for income taxes	2,975	(213)	3,402	(610)

Net income (loss)	$(81,204)	$(47,217)	$3,683	$(35,439)

Earnings (loss) per share—basic:
Basic earnings (loss) per share	$(1.36)	$(0.86)	$0.06	$(0.65)

Weighted-average shares outstanding—Basic	59,512,594	54,902,323	59,422,581	54,800,726

Earnings (loss) per share—diluted:
Diluted earnings (loss) per share	$(1.36)	$(0.86)	$0.06	$(0.65)

Weighted-average shares outstanding—Diluted	59,512,594	54,902,323	59,635,405	54,800,726

Distributions declared per common share	$0.25	$0.31	$0.50	$0.61

Alesco Financial Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share information)

	As of June 30, 2008	As of December 31, 2007
Assets
Investments in debt securities and security-related receivables (including amounts at fair value of $4,172,136 and $5,888,650, respectively)	$4,172,136	$6,628,991
Investments in loans
Residential mortgages	962,142	1,047,195
Commercial mortgages	7,464	7,332
Leveraged loans	853,035	836,953
Loan loss reserve	(33,535)	(18,080)

Total investments in loans, net	1,789,106	1,873,400
Cash and cash equivalents	135,971	80,176
Restricted cash and warehouse deposits	86,955	95,476
Accrued interest receivable	35,058	49,806
Other assets	46,834	207,527

Total assets	$6,266,060	$8,935,376

Liabilities and stockholders’ equity (deficit)
Indebtedness
Trust preferred obligations (including amounts at fair value of $222,343 and $0, respectively)	$222,343	$382,600
Securitized mortgage debt	888,920	959,558
CDO notes payable (including amounts at fair value of $3,710,746 and $0, respectively)	4,391,076	9,409,027
Warehouse credit facilities	130,687	155,984
Recourse indebtedness	189,614	189,614

Total indebtedness	5,822,640	11,096,783
Accrued interest payable	30,794	54,380
Related party payable	2,956	2,800
Other liabilities	131,511	161,408

Total liabilities	5,987,901	11,315,371
Minority interests	74,789	19,543
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 60,953,473 and 60,548,032 issued and outstanding, including 1,361,342 and 1,228,234 unvested restricted share awards, respectively	60	59
Additional paid-in-capital	482,809	481,850
Accumulated other comprehensive loss	(24,028)	(1,545,464)
Accumulated deficit	(255,471)	(1,335,983)

Total stockholders’ equity (deficit)	203,370	(2,399,538)

Total liabilities and stockholders’ equity (deficit)	$6,266,060	$8,935,376

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Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-8952	212-521-4863
info@alescofinancial.com